Exhibit 10.21

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

ELAN PHARMA INTERNATIONAL LIMITED

AND

ACORDA THERAPEUTICS, INC,

ZANAFLEX SUPPLY AGREEMENT

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

THIS SUPPLY AGREEMENT (this “Agreement”) is made on July 21, 2004 (the “Effective Date”)

BETWEEN:

(1)           ELAN PHARMA INTERNATIONAL LIMITED, a company incorporated in Ireland (registered no. 222276) (“Elan”); and

(2)           ACORDA THERAPEUTICS, INC., a Delaware corporation whose registered office is at 15 Skyline Drive, Hawthorne, NY 10532 (“Buyer”).

RECITALS:

(A)          Pursuant to that certain Asset Purchase Agreement between Buyer and Elan Pharmaceuticals, Inc. (“EPI”), dated July 21, 2004 (the “Purchase Agreement”), Buyer acquired (among other assets) the rights and authorisations necessary to market and sell the Products (as defined below) in the Territory (as defined in the Asset Purchase Agreement).

(B)           Elan has agreed to manufacture and supply the Products to Buyer, and Buyer has agreed to purchase the Products for onward commercial supply on the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.             INTERPRETATION

1.1           In this Agreement:

“Affected Item” shall have the meaning given to such term in Clause 10.3;

“Affected Obligation” shall have the meaning given to such term in Clause 20.1;

“Affected Party” shall have the meaning given to such term in Clause 20.1;

“Affiliate” shall mean, with respect to any person or entity, any other person or entity which Controls, is Controlled by or is under common Control with such person or entity;

“Alternate Manufacturer” shall have the meaning given to such term in Clause 11.4;

“Beneficiary” shall have the meaning given to such term in Clause 13.8.2;

“Business Day” shall mean a day other than a Saturday or Sunday or public holiday in England and Wales, and Ireland;

“cGMP” shall mean current Good Manufacturing Practice under the applicable laws and regulations in the United States, Ireland and the European Union;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

“Confidential Information” shall have the meaning given to such term in Clause 15.1;

“Control” means (a) ownership (directly or indirectly) of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a company or corporation; or (b) the ability (directly or indirectly) otherwise to direct and control the actions of a person or entity.

“Covenantor” shall have the meaning given to such term in Clause 13.8.2;

“Disclosing Party” shall have the meaning given to such term in Clause 17.1;

“Due Date” shall have the meaning given to such term in Clause 9.4;

“Elan’s Facility” shall mean Elan’s manufacturing facility located at Monksland, Athlone, Co. Westmeath, Ireland or Elan’s Affiliate’s manufacturing facility located at Gainesville, Georgia, U.S.A., or such other manufacturing facility as Elan may from time to time specify (provided that any facility so specified has received all required Facility Licences and Elan has provided Buyer with advance notice sufficient to amend its NDA to include such facility if Elan intends to use a facility other than the one located at Monksland, Athlone, described above);

“Ex Works” and “EXW” shall have the meaning as such term is defined in the ICC Incoterms, 2000, International Rules for the Interpretation of Trade Terms, ICC Publication No. 560;

“Facility Licences” means all required licenses, approvals, permits and authorizations required by any Governmental Authority or law or regulation to manufacture, package or store Products, or, to the extent required for Elan to perform under this Agreement, to ship or export Products;

“Force Majeure Event” means an event beyond the control of the Affected Party which makes the Affected Party’s performance of an obligation impossible (or such an event that makes such performance so impractical as to be reasonably to be considered impossible) including, without limitation, strike, lock-out, labour dispute, act of God, war, armed conflict, terrorism, riot, civil commotion, malicious damage, explosion, earthquake, fire, flood, storm or other extraordinary adverse weather conditions.

“Governmental Authority” shall mean each governmental and regulatory body, agency, department or entity, whether or not located in the Territory, which regulates, directs or controls commerce in or with any territory or location;

“Index” shall mean the Irish consumer price index or such other index as may replace it from time to time; or if there is no replacement, such published Irish index as Elan in its discretion considers to be the closest comparator to the same;

“Initial Term” shall have the meaning given to such term in Clause 11.1;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

“Knowledge” of a particular fact or other matter means:  (i) with respect to any individual; (A) the actual knowledge of such individual concerning such fact or other matter; and (B) the knowledge that a prudent individual would be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation concerning the existence of such fact or other matter; and (ii) with respect to Elan or Buyer, the Knowledge concerning such fact or other matter of (1) the officers of such party, (2) the directors of such party, and (3) the senior managers of such party with responsibility for, or supervision of, the relevant matters; provided that under no circumstances shall Knowledge of Elan include any knowledge not actually known to such persons but imputed to such persons or Elan due to its or its Affiliates’ relationship with Novartis Pharma AG (“Novartis”) or its representatives; and provided, further, that none of such persons shall have any obligation as a result of entering into (or any provision of) this Agreement, the Purchase Agreement or any related Agreement to make any inquiries of Novartis or its representatives regarding any matter.

“Loss” shall mean any loss, liability, or cost (including reasonable attorneys’ fees and expenses) which is incurred by a party;

“Medical Claim” shall have the meaning given to such term in Clause 13.7;

“Minor Deficiencies and Delays” shall mean (i) shortfalls that are consistent with industry accepted standards, but not to exceed 10% of the amount ordered (ii) delays in delivery of the Products not exceeding 30 days from the delivery date or such other period of delay as may be agreed between the Parties;

“Monthly Forecast Report” shall have the meaning given to such term in Clause 4.1.1;

“Production Licence” shall have the meaning given to such term in Clause 11.4;

“Products” means pharmaceutical products containing tizanidine as their active pharmaceutical ingredients and having a multi-particulate capsule formulation currently approved by the FDA pursuant to NDA No. 21-447 to be marketed in the Territory.

“Product Specifications” shall mean the specifications for the Products contained in the relevant Regulatory Approvals issued by the authorities in the Territory, and such additional or amended specifications for such Products as may be effected under the terms of this Agreement;

“Regulatory Application” shall mean any application for a Regulatory Approval, which is filed in the Territory following the Effective Date, including any supplements or amendments thereto;

“Regulatory Approval” shall mean the final approval required from a governmental regulatory authority to market a Product in the Territory, and any other approval which is required to market or sell such Product or otherwise necessary for Buyer to perform under this Agreement or otherwise handle the Products;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

“Relevant Claim” shall have the meaning given to such term in Clause 13.8;

“Renewal Term” shall have the meaning given to such term in Clause 11.1;

“Serious Failure to Supply” shall mean that in a period of a calendar year, for reasons other than Force Majeure, a shortage of tizanidine caused by events or third parties not under the control of Elan, or the default of Buyer, Elan fails on at least two consecutive occasions to supply Buyer’s properly forecasted and ordered requirements of the Products in accordance with the terms of this Agreement, except for Minor Deficiencies and Delays, and the cumulative shortfall for such calendar year attributable to such failure(s) is at least 35% of the aggregate amount properly forecasted and ordered from Elan for delivery in such calendar year; provided that, for purposes of this definition the timely supply of Products that breach the representations and warranties made in Clause 13.2 (excluding such Products with nonlatent defects) will be deemed not to be a failure to supply Buyer’s properly forecasted and ordered requirements of the Products in accordance with the terms of this Agreement;

“Specified Delivery Date” shall have the meaning given to such term in Clause 4.3;

“Technical Agreement” shall have the meaning given to such term in Clause 3.9;

“Technological Competitors” shall mean those entities, including any entities that are subsidiaries or successors in interest to such entities, set out in Schedule 3;

“Term” shall mean the Initial Term plus any applicable Renewal Term;

“Territory” means the United States of America, its territories and possessions and the Commonwealth of Puerto Rico;

“VAT” means;  (a) any tax imposed in compliance with the Sixth Directive of the Council of the European Economic Communities (77/388/EEC); and (b) any other tax of a similar fiscal nature, whether imposed in a member state of the European Union in substitution for or in addition to such tax, or imposed elsewhere;

“VAT Amount” shall have the meaning given to such term in Clause 10.2; and

“$” and “US$” shall mean United States Dollars.

1.2           In this Agreement a reference to:

1.2.1        the singular includes the plural and vice versa;

1.2.2        a “person” includes a reference to a corporation, corporate body, association or partnership;

1.2.3        any reference to a “Clause” or “Schedule”, unless the context otherwise requires, is a reference to a clause or schedule of this Agreement; and

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

1.2.4        any person shall (where appropriate), in respect of any provisions relating to VAT, be deemed at any time when such person is a member of a group for the purposes of section 43 to 43C of the Value Added Tax Act 1994 (or in relation to a jurisdiction other than the United Kingdom, such legal term or concept as most closely corresponds to it) to include a reference to the representative member (or in relation to a jurisdiction other than the United Kingdom, such legal term or concept as most closely corresponds to it) of such group at such time.

1.3           The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

1.4           In this Agreement, the expressions “include”, “includes” and “including” shall be construed without limitation.

2.             EXCLUSIVE SUPPLY

2.1           During the Term, subject to Clause 11.4, (Buyer shall purchase all of its (and its Affiliates) requirements of the Products in the Territory exclusively from Elan, and Elan shall supply all such Products under the terms of this Agreement.

3.             REGULATORY MATTERS

3.1           Following the transfer of the Regulatory Approvals to Buyer pursuant to the terms of the Purchase Agreement, Buyer shall (at its own expense) be responsible for obtaining and maintaining all Regulatory Approvals for the Products with the appropriate Governmental Authority.  Subject and pursuant to the provisions of the Purchase Agreement and Interim Services Agreement between EPI and Buyer, Elan shall provide all information and assistance reasonably requested by Buyer needed to transfer and obtain such Regulatory Approvals.

3.2           Each of Elan and Buyer shall, without delay, provide to the other party such copies of all Regulatory Approvals, Regulatory Applications, Facility Licenses and communications with any Governmental Authority to the extent necessary for such other party to comply with its obligations under this Agreement.

3.3           Elan shall, at Elan’s expense, be responsible for obtaining and maintaining any and all export or import licences or clearances relating to the raw materials and any other intermediary products contained in the Products, together with any and all Facility Licenses.  Elan shall provide Buyer copies of all such Facility Licenses at Buyer’s request.  Elan shall ensure that each Elan Facility complies with all laws, regulations and licensing requirements applicable to the manufacture of Products in compliance with the Product Specifications and cGMP.  At the request of Buyer, Elan shall take the steps necessary to qualify its Affiliate’s Gainesville, Georgia, U.S.A. facility to manufacture the Product, including but not limited to obtaining all required Facility Licenses; provided that

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

all reasonable costs of Elan, its Affiliates or its consultants actually incurred in connection with such qualifications shall be borne by Buyer (as long as such costs are approved by Buyer in advance, such approval not to be unreasonably withheld or delayed).

3.4           Buyer shall promptly provide to Elan the packaging and related artwork for the Products, which packaging and artwork must comply with the relevant Regulatory Approvals.  Buyer shall be responsible for granting final approval of the pre-press proofs of such artwork.

3.5           Buyer shall be responsible for obtaining and maintaining any necessary export or import licences or clearances in respect of the Products.  Elan shall provide to Buyer reasonable assistance and any documents in its possession which are reasonably necessary for that purpose.

3.6           Each party shall notify the other party as soon as possible (and in no event later than 48 hours) of any notification received by it from a Governmental Authority to conduct an inspection of the facilities used hereunder in the development, manufacturing, packaging, storage or handling of the Products.  Each party shall promptly provide to the other party copies of all correspondence with a Governmental Authority relating to any such notification or inspection received or sent by it to the extent that such correspondence relates to the Products.  Each party shall have a duty to reasonably cooperate with the other party with respect to such inspections at such other party’s facilities.

3.7           Upon reasonable request, Elan shall make that portion of its facility where the Products are manufactured, tested or stored, including all record and reference samples, available for inspection:

3.7.1        upon reasonable notice and during normal business hours, by Buyer’s duly qualified employee or, with the consent of Elan (not to be unreasonably withheld or delayed), by Buyer’s duly qualified agent or contractor; or

3.7.2        by a relevant Governmental Authority.

An inspection under Clause 3.7.1 shall be limited to determining whether there is compliance with cGMP and other requirements of applicable law.

3.8           To the extent that any or all of the raw materials or intermediary products contained in the Products are not produced by Elan, Elan shall ensure that such materials or products are suitable for manufacturing the Products in compliance with applicable Regulatory Approvals, Facility Licenses and the Product Specifications and meet all other applicable legal and regulatory requirements.

3.9           As soon as is practicable after the Effective Date.  Elan and Buyer shall enter into a mutually-agreeable technical agreement (the “Technical Agreement”) relating

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

to quality assurance, acceptance testing and other requirements to be agreed by the parties.

4.             FORECASTS AND ORDERS

4.1           In order to permit Elan to allocate its manufacturing capacity and to assist Buyer with its sales and marketing, Buyer shall provide Elan with bona fide written forecasts of its requirements for each of the Products as follows:

4.1.1        By thirty (30) days after the Effective Date, and thereafter each calendar month not later than the 23rd of the month, an 18-month forecast (commencing at the beginning of the following month), broken down by month (each, a “Monthly Forecast Report”); and

4.1.2        not later than 1 July in each year, a two-year forecast, broken down by year.

4.2           The aggregate amount of Products forecasted to be required in the first twelve (12) months of each Monthly Forecast Report shall, unless otherwise agreed by Elan, not increase or decrease by more than twenty-five percent (25%) as compared to the first twelve (12) months of the forecast three months prior; provided, however, that until there exists a Monthly Forecast Report from three months prior to the then-current Monthly Forecast Report, the initial Monthly Forecast Report shall be used for purposes of such comparison.

4.3           Buyer shall be bound to order one hundred percent (100%) of the forecast required quantities of the Products in each respective month of the period of five (5) months immediately following each Monthly Forecast Report, but otherwise forecasts shall not be binding.  With respect to such orders, Buyer shall submit to Elan a written purchase order for such required quantities of Products, specifying the order quantity and the date on which delivery of the order is required (the “Specified Delivery Date,” which shall in no event be earlier than one hundred fifty (150) days after the date of Elan’s receipt of such written purchase order).  For the avoidance of doubt, the parties acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, other than pursuant to the preceding two sentences Buyer shall not be obligated to place any minimum number of orders under this Agreement.

4.4           Elan shall not be obligated to supply Products in excess of Buyer’s requirements as forecast in accordance Clauses 4.1, 4.2 and 4.3.

4.5           Notwithstanding Clauses 4.1, 4.2, 4.3 and 4.4, Elan will use its commercially reasonable efforts to fulfill Buyer’s requirements in excess of forecasted amounts.

4.6           The order quantity shall be in whole number multiples of the minimum batch size of the Products, which minimum batch size shall be as set out in Schedule 1;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

provided, however, that upon the request of Buyer, Elan will discuss with Buyer in good faith the reduction of minimum batch sizes set out in Schedule 1 (and any related amendment to Schedule 1); and provided, further, that all reasonable costs of Elan, its Affiliates or its consultants actually incurred in connection with the reduction of such minimum batch sizes shall be paid by Buyer (as long as such costs are approved by Buyer in advance, such approval not to be unreasonably withheld or delayed).  Elan shall have the right to refuse to fulfil any amount of an order which does not conform with the provisions of this Clause 4.6.  Where Elan in its sole discretion fulfils any order which does not conform with the provisions of this Clause 4.6, the fulfilment of such order by Elan shall not affect Elan’s right to refuse to fulfil any subsequent order which does not conform with the provisions hereof.

4.7           Buyer hereby agrees that it shall not use Products delivered to Buyer in bulk capsule form for packaging into finished Products for commercial sale.

4.8           To the extent that at any time during the Term Buyer notifies Elan of its intention to sell finished Products that Buyer is then holding in inventory as “safety stock”, (a) all then current purchase orders shall remain in place, and (b) Elan agrees to discuss in good faith with Buyer the modification of the Monthly Forecast Report most recently submitted by Buyer (including disregarding the provisions of Clause 4.2 with respect thereto).

4.9           The terms of this Agreement are hereby incorporated by reference into each written purchase order for Products submitted by Buyer and accepted by Elan.  In the event of any conflict between an order or other written instructions and this Agreement, the terms of this Agreement shall prevail.

5.             SUPPLY OF THE PRODUCTS

5.1           Elan shall supply the Products requested in each written purchase order by the Specified Delivery Date (subject to the 30-day cure period specified in Clause 11.2.1).

5.2           Each Product supplied by Elan to Buyer shall:

5.2.1        be in final market packaging in accordance with written standards agreed by the parties from time to time;

5.2.2        be Ex Works Elan’s Facility;

5.2.3        be free from any liens or encumbrances;

5.2.4        conform to, and be manufactured in accordance with, the relevant Product Specifications and all applicable laws and regulations, including applicable cGMP;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

5.2.5        be in suitable packaging in a sealed tamper-evident container and labelled in accordance with Buyer’s reasonable requirements communicated to Elan, in particular as required pursuant to any Regulatory Approval and so as to permit safe storage and transport; and

5.2.6        be accompanied by a certificate of analysis and a certificate of release, in each case in a form conforming to industry standards as mutually agreed between Elan and Buyer.

6.             CHANGES TO PRODUCT SPECIFICATIONS

6.1          If:

6.1.1        changes to the Product Specifications are required by law or by any Governmental Authority; or

6.1.2        Buyer reasonably requests changes to the Product Specifications;

Elan shall promptly implement any such changes at Buyer’s sole cost (such cost to include but not be limited to Elan’s internal and external costs relating to changes to artwork and labeling and changes to raw materials, intermediary products and components, in each case whether such costs are out-of-pocket costs or write-off charges (to the extent such write-off charges are actually incurred by Elan and Elan has attempted in good faith to avoid such write-off charges by making other use of the applicable materials, products or components); provided, that Elan shall provide Buyer with advance notice of such changes and the estimated costs thereof and Buyer shall have the opportunity to discuss with Elan any of such changes or costs prior to such changes being implemented for up to two (2) weeks after Buyer receives such notice; and, provided, further, that with respect to then-outstanding purchase orders submitted by Buyer pursuant to Clause 4.3, to the extent that applicable law or any Governmental or Regulatory Authority does not allow Elan to manufacture and deliver to Buyer, or Buyer to sell, Products ordered under such purchase orders, Elan shall be permitted to delay delivery of Products ordered thereunder for an amount of time equal to the actual delay in making the changes required by changes in Product Specifications caused by compliance with this Clause 6.1 (it being understood and agreed by Buyer that it shall accept Products ordered under such purchase orders despite such Products being manufactured to Product Specifications that do not reflect the changes required by this Clause 6.1, to the extent that applicable law or any Governmental or Regulatory Authority allows Elan to manufacture and deliver to Buyer, and Buyer to sell, such Products).  Otherwise, changes shall only be made to the Product Specifications by agreement between the parties.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

7.             DISPUTES AS TO SPECIFICATIONS

7.1           All claims for failure of any Product to conform to the Product Specifications must be made by Buyer in writing within sixty (60) days following delivery, except in the case of latent defects.  Claims for latent defects, not discovered during the routine testing protocol (which is to be agreed between the parties reasonably and in good faith), shall be made in writing within forty-five (45) days of discovery.  Except as described in the preceding sentence, failure to make timely claims in the manner prescribed in this Clause 7.1 shall constitute acceptance of the delivery.

7.2           Where Products which have been delivered breach the representations and warranties made in Clause 13.2 (and Clause 7.1 has been complied with) and such non-conformity is attributable to acts or omissions of Elan:

7.2.1        they shall be reworked (to the extent permitted by applicable law) or replaced at Elan’s cost within ninety (90) days of the receipt by Elan of the non-conforming Products; and

7.2.2        Elan shall reimburse Buyer in respect of the costs incurred by Buyer in relation to any testing, handling, destruction or return of the Products.

Notwithstanding Clause 11.2.1, no cure period shall apply with respect to Products described in Clause 7.2 other than that set forth in Clause 7.2.1.  Other than as expressly set forth elsewhere in this Agreement in Clause 13.6, and with respect to Serious Failures to Supply and Product recalls, Buyer shall have no remedies in respect of Elan having supplied Products that breach the representations and warranties made in Clause 13.2 other than as set out in this Clause 7.2.

7.3           In the event of an unresolved dispute:

7.3.1        as to conformity of a Product with the relevant Product Specifications pursuant to Clause 7.1 or 8.3; or

7.3.2        pursuant to clauses 8.5 or 13.4,

the parties shall appoint an independent first-class laboratory or other appropriate, independent expert to undertake the relevant testing, and its findings shall be conclusive and binding upon the parties.  If the parties fail to agree on the appointment of an independent first-class laboratory or expert, as appropriate, within thirty (30) days after the parties first discuss such appointment, the parties agree that an independent party designated by Elan and an independent party designated by Buyer shall together select a mutually-acceptable, appropriate, independent expert.  Such independent expert shall undertake the relevant analysis and/or testing and report its findings within a reasonable time of

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

appointment, which findings shall be conclusive and binding upon the parties.  All costs relating to this process shall be borne solely by the unsuccessful party.

8.             ADVERSE EVENTS AND PRODUCT RECALL

8.1           Each party shall, without delay, give notice to the other of any occurrence that involves:

8.1.1        any complaint about the safety, quality, packaging or effectiveness of a Product manufactured or supplied under this Agreement, including a claim for death or injury following administration of such Product (that is allegedly related to the administration of such Product); and

8.1.2        any other matter in connection with a Product manufactured or supplied under this Agreement or arising out of this Agreement that must be reported to a Governmental Authority.

8.2           The parties agree that within sixty (60) days following the Effective Date, representatives of each party with responsibility for the safety, surveillance and pharmacovigilance of the Products shall meet to develop detailed procedures regarding the format, timing and content of the safety information to be exchanged between the parties, and shall meet periodically thereafter to update the procedures.

8.3           If a party:

8.3.1        is notified by a Governmental Authority that a recall of a Product is required, requested or otherwise advisable; or

8.3.2        establishes a need to recall a Product for non-conformity with the Product Specifications,

it shall promptly give to the other party notice of the same with full details.  Notwithstanding any dispute between the parties as to whether the Product complies with the Product Specifications, the recall shall commence but such dispute shall be resolved in accordance with Clause 7.3.

8.4           Unless otherwise agreed or unless Elan elects to take over and perform the recall of the Product pursuant to Clause 8.6.2, Buyer shall take the lead/coordinating role in any recall of the Product in a commercially reasonable manner, and Elan shall afford all reasonable assistance to Buyer in respect of such recall.  A joint recall administration team shall be established to support Buyer in such role with an equal number of nominated individuals from each party participating.  A final report shall be completed by the recall administration team and delivered promptly to both parties.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

8.5           The costs of a recall of the Product, including the cost of replacement quantities of such Product, shall be borne by Buyer unless (a) the recall arises from Elan’s supply of Product that breach the representations and warranties made in Clause 13.2 or from the negligent acts or omissions of Elan in manufacturing the Product, and (b) subject to Clause 13.6, Buyer could not have discovered such failure or acts or omissions prior to the sale of the Product by exercising reasonable diligence in conducting acceptance testing pursuant to the Technical Agreement, in which case Elan shall bear the actual costs of the recall; provided that each party hereby agrees to use commercially reasonable efforts to minimize any costs relating to any recall of the Product that may be borne by the other party.  If the parties are unable to agree who should bear the cost of the recall, the dispute shall be settled in the manner set forth in Clause 7.3.

8.6           In the event that Elan is required to bear the costs of any recall of the Product in accordance with Clause 8.5, Elan shall:

8.6.1        reimburse Buyer for all reasonable and actual costs and expenses which Buyer incurs in connection with such recall; and

8.6.2        be entitled (but not obliged) to take over and perform the recall of such Product.

9.             PRICE AND PAYMENT

9.1           The price of the Products shall be:

9.1.1        until the first anniversary of the Effective Date, the price set out in Schedule 1;

9.1.2        thereafter, (and subject to Clause 9.2) at such price as Elan notifies to Buyer from time to time, provided that during the Term (including the Initial Term and any Renewal Term(s)) price increases for the Products shall be limited to the percentage increase in the Index, as compared to the most recent price adjustment.

9.2           In addition to any price increases pursuant to Clause 9.1.2, if:

9.2.1        the price which Elan must pay for the active ingredient of, or other raw material used to produce, a Product increases by a percentage in excess of the percentage increase in the Index (as compared to the later of the Effective Date or the most recent price adjustment pursuant to this Clause 9.2);

9.2.2        additional regulatory obligations are imposed on Elan by law or a Governmental Authority; or

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

9.2.3        any other price increase is required or agreed in accordance with Clause 6,

Elan may increase the price of the Products by such amount as is necessary to recover the additional costs of supplying the Products.  Elan shall ensure that, where the costs of active ingredients or other raw materials used to produce the Products increase by a percentage in excess of the percentage increase in the Index (as compared to the Effective Date), Elan and Buyer will meet to discuss potential alternative suppliers of such materials.

9.3           Payment for supply of all Products shall be made by Buyer in US$ within ninety (90) days of receipt of the relevant invoice.  Payment shall be by means of:

9.3.1        wire transfer to an account designated in writing by Elan from time to time; or

9.3.2        a letter of credit issued by or drawn on by a bank acceptable to Elan.

9.4           Buyer shall pay interest to Elan on sums not paid to Elan on the date on which payment should have been made pursuant to the applicable provisions of this Agreement (“Due Date”) over the period from the Due Date until the date of actual payment (both before and after judgement) at the prime rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office from time to time plus [***] (or, if less, the maximum rate allowed to be charged under applicable laws), such interest to be payable on demand and compounded monthly.

9.5           Buyer may demand, no more than once per year, an audit of the relevant books and records of Elan in order to verify any price increases proposed by Elan under Clauses 9.1 or 9.2.  Upon no less than sixty (60) days’ prior written notice, Elan shall grant reasonable access during normal business hours to members of an independent public accounting firm selected by Buyer to such relevant books and records of Elan in order to conduct a review or audit thereof.  The accounting firm shall report its conclusions and calculations to Buyer and Elan; provided, that in no event shall the accounting firm disclose to Buyer any information of Elan except to the extent necessary to verify the price increases; and, at the request of Elan, such accounting firm will execute appropriate non-disclosure agreements.  Unless the results of any such audit indicate that a price increase exceeded the limits provided in Clauses 9.1 and 9.2 by more than [***], Buyer shall bear the full cost of the performance of such audit including reasonable administrative costs incurred by Elan during the performance of the audit.  If the results of any such audit indicate that a price increase exceeded the limits provided in Clauses 9.1 and 9.2 by more than [***], (i) Elan shall bear the full cost of the performance of such audit and (ii) the price shall be reduced to the amount permitted under Clauses 9.1 and 9.2, and (iii) Elan shall refund to Buyer the amount attributable to the difference between the price paid by Buyer and the price allowed by Clause 9.6(ii).

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

10.          VAT

10.1         All sums payable by Buyer to Elan under the terms of this Agreement shall be deemed to be exclusive of any VAT chargeable on the supply for which that sum is the consideration (in whole or in part) for VAT purposes.

10.2         If under this Agreement Elan makes a supply to Buyer for VAT purposes, and VAT is or becomes chargeable on that supply, Buyer shall pay to Elan a sum equal to the amount of the VAT chargeable (the “VAT Amount”) in addition to the consideration payable for the supply.  Buyer shall pay the VAT Amount at the same time as paying the consideration payable for the supply or, if later, within five (5) Business Days of the receipt of a valid VAT invoice.

10.3         If any VAT Amount is paid by Buyer in respect of any supply made to it by Elan, and it subsequently transpires that such supply (or any part thereof) (the “Affected Item”) in relation to which such VAT Amount was paid by Buyer to Elan is not taxable at a positive rate (or the same positive rate), and, as a result, Buyer is required to repay an amount in respect of VAT that it has previously recovered from the relevant tax authority, Elan shall repay to Buyer an amount equal to the difference between the VAT.  Amount actually paid and the amount of VAT actually chargeable on the Affected Item within fifteen (15) Business Days of Elan becoming aware of the error.

10.4         Where Buyer is required by the terms of this Agreement to reimburse Elan for any cost or expense, Buyer shall reimburse Elan for the full amount of such cost or expense, including any part of such amount as represents VAT, save to the extent that Elan obtains credit or repayment in respect of such VAT from a tax authority.

10.5         Where an amount payable by Buyer to Elan is to be determined or calculated by reference to any amount incurred or to be incurred by Elan, any part of such latter amount as represents VAT shall be included in such calculation or determination.

11.          DURATION AND TERMINATION

11.1         This Agreement shall be deemed to have come into force on the Effective Date and will expire upon the date that is five (5) years from the Effective Date (the “Initial Term”); provided, however, that the term of this Agreement shall be extended automatically for additional two (2) year periods (each, a “Renewal Term”) unless sooner terminated by any party by notifying the other party at least twelve (12) months prior to the expiration of the Initial Term or any Renewal Term.

11.2         In addition to the rights of termination provided for elsewhere in this Agreement, either party will be entitled forthwith to terminate this Agreement by written notice to the other party if:

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

11.2.1      the other party commits any material breach of any of the provisions of this Agreement, and in the case of a breach capable of cure, fails to cure the same within sixty (60) days after receipt of a written notice giving full details of the breach and requiring it to be remedied (which period shall be thirty (30) days for any failure by Elan to timely deliver properly ordered Product); provided, that if the breaching party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the sixtieth (60th) (or, if applicable thirtieth (30th)) day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than sixty (60) days unless otherwise agreed in writing by the parties; and, provided further, that in the event of a Serious Failure to Supply, Buyer may terminate the Agreement immediately thereafter, with no cure period being applicable;

11.2.2      the other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on such other party under this Agreement);

11.2.3      an encumbrancer takes possession or a receiver is appointed over any of the property or assets of the other party;

11.2.4      any proceedings are filed or commenced by the other party under bankruptcy, insolvency or debtor relief laws or anything analogous to any of the foregoing occurs under the laws of any jurisdiction in relation to such other party; or

11.2.5      all or substantially all of the assets of Elan are sold in one or a series of related transactions and this Agreement is not assumed by the purchaser of such assets (and Elan hereby agrees to notify Buyer as soon as is practicable, but in no event later than five (5) business days, after the consummation of such (or, as applicable, the last of such) transaction(s).

11.3         For the purposes of Clause 11.2, a breach will be considered capable of cure if the party in breach can comply with the provision in question in all respects other than as to the time of performance.

11.4         The parties hereby acknowledge that Buyer may, at any time and at its sole expense, take such steps as are appropriate to manufacture the Products through itself or a third party as an alternate site of manufacture in the event of (a) a Serious Failure to Supply, or (b) Elan’s receipt from Buyer of a notice of termination of this Agreement by Buyer pursuant to Clause 11.2.  In such event, Elan shall use commercially reasonable efforts to cooperate in and provide assistance to Buyer in any technology transfer necessary to allow Buyer or a third party (an “Alternate Manufacturer”) to manufacture the Products from and after the occurrence of any of the foregoing events, provided that such Alternate Manufacturer does not constitute a Technological Competitor. If Buyer notifies Elan of its intention to secure Product from an Alternate Manufacturer in compliance with this Clause 11.4, as promptly as is practicable Elan

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

shall grant to Buyer a royalty-free, fully paid-up licence (a “Production Licence”), with the right, if the Alternate Manufacturer is other than Buyer, to sublicence to such Alternate Manufacturer (other than any Technological Competitor), under all of its right, title and interest in all technical know-how and information related to the composition, production, packaging and quality control of the applicable Product (including, without limitation, practical performance advice, shop practice, specifications as to materials to be used and control methods related thereto), and access and a right of reference to relevant regulatory filings, which licence shall be made in a written agreement containing the provisions contained in Schedule 2 hereto, solely to procure the production of the Product (including securing required Regulatory Approvals and/or Facility Licenses in connection therewith) from an Alternate Manufacturer other than a Technological Competitor. The Production License will include an exclusive, perpetual, fully-paid-up, royalty free license for Buyer to use the Excluded Intellectual Property (as such term is defined in the Purchase Agreement) solely to the extent needed to make Products and improvements thereto and reformulations thereof (to the extent that any such improvements or reformulations are developed by the Buyer). The parties shall negotiate in good faith with respect to other provisions that will be applicable to any Production Licence.

11.5         Upon Elan’s receipt from Buyer of a notice of termination pursuant to Clause 20.2, Buyer and Elan shall enter into good faith negotiations to preserve continuity of supply of Product to Buyer, including the possibility of transfer of manufacture to Buyer or an Alternate Manufacturer.

12.          CONSEQUENCES OF TERMINATION

12.1         Upon termination of this Agreement, this Agreement shall, subject to (a) Clause 12.2, (b) the provisions of the Agreement which by their terms are reasonably intended to survive the termination of the Agreement and (c) the provisions of the Agreement that are required to survive in order for the parties to comply with Clause 12.2, automatically terminate forthwith and be of no further legal force or effect.

12.2         Upon expiration or termination of this Agreement:

12.2.1      any sums that were due from Buyer to Elan under this Agreement prior to the exercise of the right to terminate this Agreement, shall be paid in full, subject to setoffs for any amounts or credits owed to Buyer by Elan under this Agreement;

12.2.2      all representations and warranties contained in Clause 13 shall, insofar as appropriate, remain in full force and effect;

12.2.3      Subject to subclause 12.2.6, Buyer shall be permitted to cancel any outstanding purchase order with respect to which there is no work-in-process, with no payments owed to Elan with respect thereto;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

12.2.4      Elan shall deliver to Buyer the Products requested in each written purchase order that is not cancelled pursuant to subclause 12.2.3;

12.2.5      immediately upon delivery of Products pursuant to such written purchase orders, Buyer shall pay in full all sums due in relation to such delivery; and

12.2.6      by Buyer, Buyer shall reimburse Elan for its costs for raw materials, intermediary products and components purchased in reliance on any Monthly Forecast Report, including but not limited to Elan’s costs relating to disposal of such items, but not including costs that are cancellable or costs for such materials, products and components that are otherwise useable by Elan; provided that the provisions of this subclause 12.2.6 shall not apply in the event of an expiration of this Agreement or termination by Buyer pursuant to subclauses 11.2.1 or 11.2.5.  Elan shall take commercially reasonable steps to mitigate any costs that Buyer should otherwise reimburse under this subclause 12.2.6.

12.3         Clauses 1, 7.3, 8, 9, 10 and 12 through 28 (inclusive) shall survive any expiration or termination of this Agreement.

13.          WARRANTIES AND INDEMNITIES

13.1         Each party represents and warrants to the other as of the Effective Date, that:

13.1.1      it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement; and

13.1.2      neither the execution of nor performance under this Agreement by it will result in a breach of any agreement or arrangement to which it is a party.

13.2         Elan represents and warrants to Buyer that, at the time of delivery pursuant to Clause 5.2, the Product delivered to Buyer under this Agreement:  (i) will not be adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, as amended (the “FFDCA”); (ii) will fully conform to the Product Specifications; (iii) will have been manufactured, packaged, labeled, held, tested and shipped in accordance with the Product Specifications, cGMPs, all other applicable laws and regulations and requirements of all applicable Governmental Authorities and this Agreement; (iv) may be introduced into interstate commerce in the United States pursuant to the FFDCA; and (v) will have a remaining shelf life of not less than the maximum permitted shelf life for Finished Product under applicable law less six (6) months.

13.3         Elan further represents and warrants to Buyer that (i) neither it nor any of its Affiliates nor any member of their respective staffs that will be involved in Elan’s

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

performance under this Agreement has been disqualified or debarred for any purpose by any Governmental or Regulatory Authority with jurisdiction over the granting of Regulatory Approvals or Facility Licenses, and (ii) to the Knowledge of Elan, the processes used to manufacture the Products do not presently and will not infringe, misappropriate or otherwise violate, as applicable, the intellectual property or proprietary rights of any person or entity.

13.4         Buyer represents and warrants to Elan that (i) provided the Products do not breach the representations and warranties of Elan in Clause 13.2, Buyer’s sale (and other handling) of the Products will be in compliance with all applicable laws and regulations and requirements of all applicable Governmental Authorities, and (ii) the packaging and related artwork for the Products as approved by Buyer and provided to Elan will fully comply with all applicable laws and regulations and requirements of all applicable Governmental Authorities.

13.5         Buyer shall indemnify Elan and its directors, officers, employees, Affiliates, agents successors and assigns, and keep such persons indemnified, on demand, against each Loss which such persons incur to the extent such Loss arises out of any actual (or, in connection with a claim made by a third party, alleged):

13.5.1      breach by Buyer of any of its representations or warranties under this Clause 13 or any of its covenants, obligations or undertakings elsewhere in this Agreement; or

13.5.2      claim (other than a Medical Claim) against such persons in relation to any Product sold in the Territory after the Effective Date.

13.5.3      Notwithstanding the foregoing, Buyer shall not be required to indemnify Elan with respect to any Loss to the extent the same is covered by Elan’s indemnification obligations in Clauses 13.6.1 and 13.6.2.

13.6         Elan shall indemnify Buyer and its directors, officers, employees, Affiliates, agents successors and assigns, and keep such persons or entities indemnified, on demand, against each Loss which such persons incur to the extent such Loss arises out of any actual (or, in connection with a claim made by a third party, alleged):

13.6.1      breach by Elan of any of its representations or warranties under this Clause 13 or any of its covenants, obligations or undertakings elsewhere in this Agreement; or

13.6.2      Medical Claim against such persons in relation to any Product sold in the Territory after the Effective Date.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

13.6.3      Notwithstanding the foregoing, Elan shall not be required to indemnify Buyer with respect to any Loss to the extent the same is covered by Buyer’s indemnification obligations in Clauses 13.5.1 and 13.5.2.

13.7         A “Medical Claim” means a claim for personal injury (including death) and/or for costs of medical treatment to the extent caused by a Product that failed to conform with the Product Specifications at the time of dispatch from Elan’s Facility.  If the parties are unable to agree whether a claim constitutes a Medical Claim, the dispute shall be settled in the manner set forth in Clause 7.3.

13.8         If a party becomes aware of a matter which constitutes or which would or might give rise to an indemnity claim pursuant to Clause 13.5 or 13.6 (a “Relevant Claim”):

13.8.1      party shall immediately give notice to the other party of the matter and shall consult with such other party with respect to the matter;

13.8.2      the party claiming under an indemnity (the “Beneficiary”) shall, and shall ensure that each of its Affiliates will, provide to the indemnifying party (the “Covenantor”) and its advisers reasonable access to premises and personnel and to relevant assets, documents and records within the power or control of the Beneficiary (and its Affiliates) for the purposes of investigating the matter and enabling the Covenantor to take the action referred to in this Clause 13.8;

13.8.3      the Covenantor (at its cost) may take copies of the documents or records, and photograph the premises or assets, referred to in Clause 13.8.2;

13.8.4      the Beneficiary shall, and shall ensure that each of its Affiliates will:

(a)           take any action and institute any proceedings, and give any information and assistance, as the Covenantor may reasonably request to:

(i)            dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

(ii)           enforce against a person (other than the Covenantor (or any of its Affiliates)) the rights of the Beneficiary (and any of its Affiliates) in relation to the matter; and

(b)           in connection with proceedings related to the matter (other than against the Covenantor (or its Affiliates)) use advisers nominated by the Covenantor and, if the Covenantor requests, allow the Covenantor the exclusive conduct of the proceedings;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

and in each case on the basis that the Covenantor shall indemnify the Beneficiary, and keep the Beneficiary indemnified, on demand against all reasonable costs incurred as a result of a request or nomination by the Covenantor;

13.8.5      the Beneficiary shall not, and shall ensure that none of its Affiliates will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Covenantor, which shall not be unreasonably withheld or delayed; and

13.8.6      the Beneficiary shall take all reasonable action to mitigate any loss suffered by it (or any of its Affiliates) in respect of the matter.

13.9         Notwithstanding anything to the contrary contained herein, other than with respect to claims made by any third party, neither of Elan and Buyer shall be liable to the other (or any other person to be indemnified hereunder) by reason of any representation or warranty, condition or other term or any duty of common law, or under the express terms of this Agreement, for any loss of profit, loss of enterprise value, indirect, consequential, special or incidental loss or damage, and whether occasioned by the negligence of the respective parties, their employees or agents or otherwise.

13.10       Each of Elan and Buyer shall maintain their own comprehensive general liability insurance and shall note the interest of the other on such policies.

14.          RELATIONSHIP OF THE PARTIES

14.1         Elan and Buyer shall for all purposes be independent contractors, and this Agreement and/or the performance of the obligations hereunder shall not create any relationship in which one party or its employees, agents or representatives, are to be employees, agents, partners, joint venturers or representatives of the other party.  Consequently, neither party nor its employees, agents and representatives has any power or right to bind the other party, to settle any claim by or against such party, to give any warranty or make any claim or representation on behalf of such party or to subject such party to any obligation or liability of any kind, unless expressly authorised by such party in writing.

15.          CONFIDENTIALITY

15.1         The parties agree that it will be necessary, from time to time, to disclose to each other information that is confidential and/or proprietary to the disclosing party and/or its Affiliates, including without limitation, inventions, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Products, processes, services and business of the disclosing party and/or its Affiliates.  The foregoing, together with the existence, subject matter and terms of this Agreement, shall be referred to collectively as “Confidential Information”.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

15.2         Any Confidential Information disclosed by the disclosing party shall be used by the receiving party exclusively for the purposes of fulfilling the receiving party’s obligations under this Agreement and for no other purpose.

15.3         Save as otherwise specifically provided herein, and subject to Clauses 16 and 17, each party shall disclose Confidential Information of the other party only to those employees, representatives, agents and consultants requiring knowledge thereof in connection with fulfilling such other party’s obligations under this Agreement, and not to any other third party.

15.4         Each party further agrees to inform all such employees, representatives, agents and consultants of the terms and provisions of this Agreement relating to Confidential Information and their duties hereunder and to obtain their written agreement hereto (or to ensure that such persons or entities are bound by similar confidentiality obligations relating to Confidential Information that are at least as strict as those contained herein) as a condition of receiving Confidential Information.

15.5         Each party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other party.

15.6         Upon termination or expiration of this Agreement, each party shall promptly, upon request of the other party, return (or if requested by the other party, destroy) all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Agreement.

15.7         Notwithstanding anything to the contrary contained herein, Elan and Buyer shall be entitled to pass to regulatory authorities and other distributors, licensees and potential licensees of the Products outside of the Territory (and in addition, in the case of Buyer, inside the Territory), information in relation to:

15.7.1      any material complaint about the safety, quality, packaging or effectiveness of a Product, including a claim for death or injury following administration of such Product (that is plausibly related to the administration of such Product); or

15.7.2      any other matter in connection with a Product or arising out of this Agreement that must be reported to a Governmental Authority.

To the extent that such information is Confidential Information, the disclosing party shall so inform the recipients and use reasonable endeavours to ensure that they are bound by appropriate restrictions as to confidentiality.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

15.8         Any breach of this Clause 15 by any person to whom Confidential Information has been disclosed by one of the parties is considered a breach by the party itself.

15.9         The obligations of confidentiality contained herein shall not apply to Confidential Information of a disclosing party that the receiving party can demonstrate:

15.9.1      is in the public domain or made public through no breach of this Agreement by the receiving party;

15.9.2      is independently developed by the receiving party without reference to Confidential Information disclosed hereunder, as evidenced by such party’s records; or

15.9.3      becomes available to a receiving party on a non-confidential basis, whether directly or indirectly, from a source other than the other party hereto, which source did not acquire this information on a confidential basis.

15.10       The provisions relating to confidentiality in this Clause 15 shall remain in effect during the term of this Agreement, and for a period of 7 years following the expiration or earlier termination of this Agreement.

15.11       The parties agree that the obligations of this Clause 15 are necessary and reasonable in order to protect the parties’ respective businesses, and each party agrees that monetary damages may be inadequate to compensate a party for any breach by the other party of its covenants and agreements set forth herein.  The parties agree that any such violation or threatened violation may cause irreparable injury to a party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 15, a continuation of any such breach by the other party and specific performance and other equitable relief to redress such breach, together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.

16.          ANNOUNCEMENTS

16.1         Subject to Clause 17, no announcement or public statement concerning the specific terms of this Agreement shall be made by or on behalf of any party hereto without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

17.          PERMITTED DISCLOSURES

17.1         A party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Agreement, or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to:

17.1.1      a valid order of a court or Governmental Authority; or

17.1.2      any other requirement of law or any securities or stock exchange,

provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall, to the extent practicable, give the other party prompt notice of such fact so as to enable the other party to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.  Notwithstanding the foregoing sentence, the Disclosing Party shall be entitled to make such announcement, public statement or disclosure regardless of whether the other party is in the process of seeking a protective order or other remedy, if the Disclosing Party believes it is required to do so pursuant to subclauses 17.1.1 or 17.1.2.

17.2         The Disclosing Party shall fully co-operate with the other party in connection with such other party’s efforts to obtain any such order or other remedy.

17.3         If any such order or other remedy does not fully preclude the announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

17.4         Either party shall notify the other party of any request by a Governmental Authority for disclosure of any Confidential Information required in connection with a Regulatory Application, provided that such party shall not disclose the Confidential Information to such Governmental Authority without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

17.5         Notwithstanding Clause 15 and this Clause 17, each of the Parties shall be entitled to provide a copy of this Agreement to a potential assignee in connection with Clause 18, potential corporate partners, investors, persons having observer rights at its Board of Director meetings and its consultants; provided that, if such potential assignee, potential corporate partners, investors, board observers or consultants are not an Affiliate of the assignor, the proposed assignee has entered into a confidentiality agreement on terms no less strict than the terms of Clauses 15, 16 and 17.

18.          ASSIGNMENT / SUB-CONTRACTING

18.1         Either party may assign this Agreement to its Affiliates without the consent of the other party, provided that:

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

18.1.1      such assignment does not have any adverse tax consequences (which shall not include consequences of an administrative nature only) on the other party; and

18.1.2      if the assignee ceases to be an Affiliate of the assignor, the assignor shall procure that this Agreement is re-assigned to the assignor or another Affiliate of the assignor.

18.2         Elan shall additionally be entitled to:

18.2.1      assign this Agreement to a purchaser of all or substantially all of the assets of its manufacturing facility in Athlone, Ireland without the consent of Buyer (provided that Elan must provide Buyer with written notice of such assignment in advance; and provided, further, that at the request of Buyer, Elan shall confer with Buyer and discuss in good faith any concerns raised by Buyer relating to such assignment), provided that the same does not have any adverse tax consequences (which shall not include consequences of an administrative nature only) on Buyer and provided that such purchaser agrees in writing to accept and perform all obligations of Elan under this Agreement; and/or

18.2.2      delegate or subcontract the manufacture of the Products to such person(s) as it sees fit, provided that Elan has received the prior written consent of Buyer to such delegation or subcontracting, which consent shall not be unreasonably withheld or delayed.

18.3         Buyer shall additionally be entitled to delegate any of its obligations under this Agreement to such person(s) as it, in its reasonable discretion, selects, and Buyer may assign this Agreement to a third party without the consent of Elan to the extent that such third party is not a Technological Competitor or then in litigation with Elan or any of its Affiliates.

18.4         Except as otherwise permitted in the foregoing, this Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

18.5         Any assignment or delegation of a party’s rights or obligations under this Agreement shall not operate to reduce or limit the assigning party’s liabilities and obligations to the other party under the terms of this Agreement, for which the assigning party shall remain responsible.

19.          SEVERABILITY

19.1         If any provision in this Agreement is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws:

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

19.1.1      such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

19.1.2      if it cannot be so amended without materially altering the intention of the parties, it will be deleted, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

20.          FORCE MAJEURE

20.1         If a party (the “Affected Party”) is prevented or delayed from performing any of its obligations under this Agreement (through no fault of the Affected Party and other than a payment obligation) (an “Affected Obligation”) by a Force Majeure Event:

20.1.1      the Affected Obligation shall be suspended while the Force Majeure Event continues to the extent that the Affected Party is prevented or delayed in performing the Affected Obligation by such Force Majeure Event, and no party shall be in breach of this Agreement, or otherwise liable, by reason of such suspension of such Affected Obligation;

20.1.2      as soon as reasonably possible after the start of the Force Majeure Event, the Affected Party shall notify the other party in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform the Affected Obligation, and the parties shall meet as soon as is practicable to discuss the matter in good faith;

20.1.3      the Affected Party shall make all commercially reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of the Affected Obligation and to bring the Force Majeure Event to an end; and

20.1.4      as soon as reasonably possible after the end of the Force Majeure Event, the Affected Party shall notify the other party in writing that the Force Majeure Event has ended and resume performance of the Affected Obligation.

20.2         Where the Force Majeure Event continues for more than three (3) months, the other party may terminate this Agreement by giving not less than five (5) Business Days’ written notice to the Affected Party.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

21.          AMENDMENTS

No amendment, modification or addition hereto shall be effective or binding on any party hereto unless set forth in writing and executed by a duly authorised representative of each party.

22.          WAIVER

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

23.          ENTIRE AGREEMENT

23.1         Each of the parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

23.2         This Agreement (together with Schedule 1 and all documents referred to herein) sets forth all of the agreements and understandings between the parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof.  There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the parties other than as set forth in this Agreement (together with Schedule 1 and all documents referred to herein).

23.3         Nothing in this Clause 23 shall exclude any liability which any party would otherwise have to the other party or any right which either of them may have to rescind this Agreement in respect of any statements made fraudulently by the other prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

24.          GOVERNING LAW AND JURISDICTION

24.1         This Agreement shall be governed by and construed in accordance with the laws of New York, excluding its conflict of laws rules.

24.2         For the purposes of this Agreement the parties submit to the exclusive jurisdiction of the courts of New York.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

25.          NOTICES

25.1         Any notice to be given under this Agreement shall be sent in writing in English by registered or recorded delivery post, internationally recognized overnight courier or fax to:

25.1.1      Elan at:

Address:        Elan Pharma International Limited
WIL House, Shannon Business Park
Shannon
County Clare
Ireland

Attention:      Counsel

Fax:                 +353 902 92427

with a courtesy copy (receipt of which shall not constitute, notice) to each of:

Address:        Elan Pharma International Limited
WIL House, Shannon Business Park
Shannon
County Clare
Ireland

Attention:      Company Secretary

Fax:                 +353 902 92427

and

Address:        Elan Pharmaceuticals, Inc.
800 Gateway Boulevard
South San Francisco, CA 94080

Attention:      Vice President, Legal Affairs

Fax:                 (650) 553-7165

25.1.2      Buyer at:

Address:        Acorda Therapeutics
15 Skyline Drive
Hawthorne, NY 10532

Attention:      General Counsel

Fax:                 (914) 347-4560

or to such other address(es) and fax numbers as may from time to time be notified by either party to the other in conformity herewith.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

25.2         Any notice sent by mail shall be deemed to have been delivered seven (7) Business Days after dispatch or delivery to the relevant courier; any notice sent by internationally recognized overnight courier shall be deemed to have been delivered two (2) Business Days after dispatch or delivery to the relevant courier; and any notice sent by fax shall be deemed to have been delivered upon confirmation of receipt.

26.          FURTHER ASSURANCES

At the request of either party, the other party shall (and shall use reasonable efforts to procure that any necessary third parties shall) execute such documents, and do all acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting party the full benefit of the terms hereof.

27.          COUNTERPARTS

This Agreement may be executed by facsimile and in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

28.          SET-OFF

Any payment due hereunder from either party may be set off against any payment owed hereunder to such party.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

IN WITNESS WHEREOF the parties have executed this Agreement on the Effective Date.

SIGNED

for and on behalf of
ELAN PHARMA INTERNATIONAL LIMITED
Name: William F. Daniel
Position: Director

SIGNED

for and on behalf of
ACORDA THERAPEUTICS, INC.
Name: Ron Cohen
Position: President and CEO

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

SCHEDULE 1

PRODUCTS

Product	Strength (mg)	Bottle Size (capsules)	Price (per bottle)	Minimum Batch Size (number of capsules)
Zanaflex capsules (finished)	2	150	[***]	[***]
Zanaflex capsules (finished)	4	150	[***]	[***]
Zanaflex capsules (finished)	6	150	[***]	[***]

Product	Strength (mg)	Unit Size (capsules)	Price (per unit)	Minimum Batch Size (number of capsules)
Zanaflex capsules (bulk)			[***]	[***]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

SCHEDULE 2

TERMS OF THE PRODUCTION LICENCE

1.             GRANT AND RECORDAL

1.1           Elan hereby grants to Buyer a royalty-free, fully paid-up licence (a “Production License”), with the right to sublicence to an Alternate Manufacturer (other than any Technological Competitor), under all of its right, title and interest in all technical know-how and information related to the composition, production, packaging and quality control of the applicable Product (including, without limitation, practical performance advice, shop practice, specifications as to materials to be used and control methods related thereto), and access and a right of reference to relevant regulatory filings, solely to procure the production of the Product (including securing required Regulatory Approvals and/or Facility Licenses in connection therewith) from an Alternate Manufacturer other than a Technological Competitor.  This Production License includes an exclusive, perpetual, fully-paid-up, royalty-free license for Buyer to use the Excluded Intellectual Property (as such term is defined in the Purchase Agreement) solely to the extent needed to make Products and improvements thereto and reformulations thereof (to the extent that any such improvements or reformulations are developed by the Buyer).

1.2           If so requested by Buyer at any time during the continuation of this Production Licence, and at the sole expense of Buyer, Elan shall provide Buyer with all reasonable assistance and co-operation that Buyer may reasonably require to record Buyer’s interest under this Production Licence on any applicable intellectual register.

2.             COMPLIANCE AND INDEMNITY

2.1           Buyer shall comply, and shall be responsible for its sublicensees’ compliance, with all laws, rules, regulations, orders and codes of practice applicable to the manufacture, distribution, sale and other handling of the Products under this Production Licence, including, for the avoidance of doubt and not by way of limitation, compliance with all such laws, rules, regulations, orders and codes of practice requiring and regarding product recalls.

2.2           All liability of Elan to Buyer, its officers, directors, employees, agents, sublicensees or contractors for any product liability or personal injury claim (including death) or similar claim relating to the Products produced by Buyer or any person authorised by Buyer during the continuation of this Production Licence is hereby excluded to the fullest extent permitted by law.  In any event, Elan shall not be liable to Buyer or its officers, directors, employees, agents, sublicensees or contractors for any indirect or consequential loss or damage

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

suffered by Buyer or any of such persons or entities for any such product liability, personal injury or similar claim.

2.3           Buyer shall indemnify Elan and its directors, officers, employees, Affiliates, agents successors and assigns, and keep such persons indemnified, on demand, against each Loss which such persons incur to the extent such Loss arises out of any actual (or, in connection with a claim made by a third party, alleged) breach by Buyer of any its obligations under this Production Licence or the use of the intellectual property licenced from Elan hereunder by Buyer or any person authorised by Buyer during the continuation of this Production Licence.  Notwithstanding anything to the contrary contained herein, other than with respect to claims made by any third party, neither of Elan and Buyer shall be liable to the other (or any other person to be indemnified hereunder) by reason of any representation or warranty, condition or other term or any duty of common law, or under the express terms of this Agreement, for any loss of profit, loss of enterprise, value, indirect, consequential, special or incidental loss or damage, and whether occasioned by the negligence of the respective parties, their employees or agents or otherwise.

2.4           Buyer shall procure and maintain at its own cost and expense appropriate product liability insurance covering the Products for the full extent of the territory in which Buyer is selling or authorizing any other person to sell the Products in a reasonable amount and form.

3.             WARRANTIES AND REPRESENTATIONS

3.1           All warranties and representations, whether express or implied, are excluded from this Production Licence to the fullest extent permitted by law.

4.             RELATIONSHIP OF ELAN AND BUYER

4.1           Nothing in this Production Licence shall constitute or be deemed to constitute a partnership between Elan and Buyer or constitute Buyer as agent for Elan for any purpose, and Buyer shall have no right or authority to and shall not purport to perform any act enter into any agreement or arrangement, make any representation, give any warranty, incur any liability or assume any obligation (whether express or implied) of any kind for or on behalf of Elan or binding on Elan in any way.

5.             GENERAL

5.1           This Production Licence and the Supply Agreement constitute the entire agreement between Elan and Buyer in relation to the intellectual property licensed hereunder, and supersede any previous agreement between Elan and Buyer relating thereto.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

5.2           No modification, alteration, variation or waiver of any of the provisions of this Production Licence shall be effective unless in writing and signed on behalf of each of Elan and Buyer.

5.3           The failure to exercise or delay in exercising a right or remedy provided by this Production Licence or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.  No single or partial exercise of a right or remedy provided by this Production Licence or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

5.4           The rights and remedies contained in this Production Licence are cumulative and not exclusive of rights or remedies provided by law.

5.5           If at any time any provision of this Production Licence is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, that shall not affect the legality, validity or enforceability in that jurisdiction or in any other jurisdiction of any other provision of this Production Licence.

5.6           Elan and Buyer are each entering into this Production Licence for their own benefit and not for the benefit of any other person other than any indemnitee or permitted sublicensee hereunder.

5.7           Except where this Production Licence or the Supply Agreement provides otherwise, Elan and Buyer shall bear its own costs relating to the negotiation, preparation, execution and implementation by it of this Production Licence.

6.             INCORPORATION OF TERMS

6.1           Clauses 1 (Interpretation), 15-17 (Confidentiality), 20 (Force Majeure), 24 (Governing Law and Jurisdiction) and 25 (Notices) of the Supply Agreement will apply to this Production Licence.

6.2           In this Production Licence, the term “Supply Agreement” means the Zanaflex Supply Agreement between Elan Pharma International Limited and Acorda Therapeutics, Inc. dated July 21, 2004.

6.3           Capitalized terms used in herein and not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Supply Agreement.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

SCHEDULE 3

TECHNOLOGICAL COMPETITORS

[***]